Press Release For immediate release

Invesco Ltd. Announces February 28, 2022 Assets Under Management
Investor Relations Contacts: Media Relations Contact:	Greg Ketron Aimee Partin Graham Galt	404-724-4299 404-724-4248 404-439-3070

Atlanta, March 9, 2022 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,531.4 billion, a decrease of 1.3% versus previous month-end. The firm achieved net long-term inflows of $3.4 billion this month. Money market net inflows were $3.6 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $28 billion. FX increased AUM by $1.5 billion. Preliminary average total AUM for the quarter through February 28 were $1,554.9 billion, and preliminary average active AUM for the quarter through February 28 were $1,057.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2022(a)	$1,531.4	$761.5	$329.9	$84.2	$153.9	$201.9
January 31, 2022	$1,550.9	$784.9	$331.0	$86.2	$150.0	$198.8
December 31, 2021	$1,610.9	$841.6	$334.8	$88.6	$148.8	$197.1
November 30, 2021	$1,572.5	$817.7	$332.7	$86.7	$142.0	$193.4
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2022(a)	$1,045.3	$352.7	$289.0	$83.2	$153.9	$166.5
January 31, 2022	$1,057.0	$365.8	$290.3	$85.1	$150.0	$165.8
December 31, 2021	$1,082.5	$389.6	$293.1	$87.4	$148.8	$163.6
November 30, 2021	$1,064.2	$386.5	$290.0	$85.5	$142.0	$160.2
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2022(a)	$486.1	$408.8	$40.9	$1.0	$—	$35.4
January 31, 2022	$493.9	$419.1	$40.7	$1.1	$—	$33.0
December 31, 2021	$528.4	$452.0	$41.7	$1.2	$—	$33.5
November 30, 2021	$508.3	$431.2	$42.7	$1.2	$—	$33.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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